Exhibit 10.27

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is made and entered into as of the 29th day of August, 2019 (the “Effective Date”), by and between DP CLARK GARSON ROAD 1 LLC, a Nevada limited liability company, and DP CLARK GARSON ROAD 2 LLC, a Nevada limited liability company (collectively, “Seller”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”), with reference to the following:

R E C I T A L S

A.            Seller is the owner of a certain parcel of land comprised of approximately 51.652 acres of land legally described upon Exhibit A, attached hereto and made a part hereof, located at 355, 365, 375 and 385 Cabela Drive, Verdi, NV, together with all rights, privileges, benefits, easements, agreements and appurtenances thereunto belonging or in anywise appertaining, and interest, if any, in any strips or gores or land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining such land (the “Land”), together with approximately 794,750 square feet of industrial warehouse buildings and related improvements (the “Improvements”) constructed upon the Land as depicted upon the Site Plan attached hereto as Exhibit A-1, and made a part hereof, excluding therefrom any and all water service capacity, water resource and water connection fee credits owned by Seller and/or any affiliate of Seller; and

B.            Seller is the Landlord under the following leases:

(i)        lease dated October 30, 2018 with Power-Sonic Corporation, a Delaware corporation, as tenant for Building 4, located at 365 Cabela Drive, Verdi, NV; and

(ii)       lease dated June 26, 2018 with Masonite Corporation, a Delaware corporation, as tenant, as amended by the Assignment and Assumption of Leases dated September 10, 2018, for Building 2, located at 375 Cabela Drive, Verdi, NV; and

(iii)      lease dated April 7, 2017, with Patagonia, Inc., a California benefit corporation, as tenant, as amended by First Amendment to Lease dated August 15, 2018, Second Amendment to Lease dated March 6, 2019; and the Assignment and Assumption of Leases dated September 10, 2018, for Building 1, located at 355 Cabela Drive, Verdi, NV.

(iv)      lease dated March 6, 2019 with Patagonia, Inc., a California benefit corporation, as tenant for Building 3, located at 385 Cabela Drive, Verdi, NV.

(v)       lease dated March 6, 2019 with Patagonia, Inc., a California benefit corporation, as tenant for Building 4 located at 365 Cabela Drive, Verdi, NV.

The tenants under the above leases shall be referred to herein collectively as (“Tenants”) and the leases individually as (“Lease”) and collectively as (the “Leases”).  The Land, the Improvements and the Leases are herein collectively referred to as the “Property.”

C.            Seller desires to sell and Purchaser desires to purchase the Property upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above Recitals, good consideration in hand paid, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.           Definitions.

In addition to terms which have been defined in the Recitals or in other Sections of this Agreement, the following capitalized terms when used herein shall have the following definitions:

(a)       “Deposit” shall mean and refer to the cash earnest money deposit in the amount of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00).  All interest earned on the Deposit, if any, shall be deemed a part thereof and shall be disbursed in the same manner as and with the Deposit as expressly provided in this Agreement.

(b)       “Escrow Agent” shall mean and refer to Ticor Title of Nevada, Inc., 5441 Kietzke Lane, Suite 100, Reno, Nevada 89511, Attention: Rabecca Rich, Email: rabecca.rich@ticortitle.com.

(c)       “Inspection Period” shall mean and refer to the period commencing on the Effective Date and ending at 5:00 p.m. Pacific Time on the Effective Date, unless otherwise extended by the parties.

(d)       “Purchase Price” shall mean and refer to Seventy-Two Million Three Hundred Twenty-Two Thousand Two Hundred Fifty and no/100 Dollars ($72,322,250.00), and subject to prorations and adjustments to be made at Closing as provided herein below, and the following.

(e)       “Title Company” shall mean and refer to Escrow Agent.

2.           Agreement to Sell and Purchase.

Upon and subject to the terms and conditions hereinafter set forth, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property.

3.           Purchase Price; Deposit.

(a)       Within three (3) business days after the full execution and delivery of this Agreement, Purchaser shall deliver the Deposit to Escrow Agent, to be held by Escrow Agent in accordance with the provisions set forth herein.  The Deposit shall be held by Escrow Agent for the mutual benefit of the parties hereto and in accordance herewith.  The Deposit shall be refundable to Purchaser if Purchaser terminates the Agreement prior to the expiration of the Inspection Period.  Following the expiration of the Inspection Period, provided that Purchaser has not timely terminated the Agreement prior to such date, the Deposit shall be non-refundable to Purchaser except as otherwise expressly provided in this Agreement.  Failure of Purchaser to deliver the Deposit to Escrow Agent when due shall result in the automatic termination of this Agreement.  Notwithstanding anything to the contrary herein, a portion of the Deposit equal to One Hundred

Dollars ($100.00) shall be non-refundable consideration for the rights and benefits granted to Purchaser in this Agreement, including the right to terminate this Agreement prior to the expiration of the Inspection Period.

(b)       The balance of the Purchase Price for the Property shall be paid by Purchaser to Seller at Closing, in immediately available funds via wire transfer to Escrow Agent.  The Deposit shall be applied to the Purchase Price at Closing.

4.           Entry Upon Property; Inspection Period; Operation of Property Prior to Closing.

(a)       From and after the Effective Date, subject to compliance by Purchaser with the terms hereof, Purchaser shall have reasonable access to the Property at agreed upon times for agreed upon purposes on at least one (1) business day’s prior written notice to Seller (which notice may be given by electronic mail) for the purpose of conducting, at Purchaser’s sole cost and expense, such investigations with respect to the Property as Purchaser may deem necessary, provided that Purchaser shall promptly repair any damage to the Property caused by Purchaser in connection with such investigations. Such notice shall describe the scope of the investigations Purchaser intends to conduct during Purchaser’s access to the Property.  Purchaser will conduct its investigations in a manner which is not disruptive to any Tenant or the normal operation of the Property or any adjacent property owned by Seller.  Purchaser will not enter the Property or contact any leasing agents or property manager of the Property or any governmental authority without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided that contacts with any governmental agencies shall not require Seller’s consent if they are typical inquiries associated with the preparation of a zoning report or Phase I environmental report.  All communication with Tenants must be initiated by Seller and Seller’s representative must be present during all communications between Purchaser and Tenant.  Seller agrees to make a representative available to allow Purchaser to conduct Tenant interviews.  In the event Purchaser desires to conduct any physically intrusive investigations, such as environmental or geotechnical samplings of soils, other media, building materials, or the like, Purchaser will identify in writing exactly what procedures Purchaser desires to perform and request Seller’s express written consent.  Seller may withhold or condition consent to any environmental physically intrusive investigations in Seller’s sole and absolute discretion.  Upon receipt of Seller’s written consent, Purchaser and its agents shall, in performing such investigations, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Prior to entry upon the Property by Purchaser or its agents and representatives, Purchaser shall deliver to Seller a certificate of liability insurance showing liability coverage of no less than (i) commercial general liability insurance (occurrence form) with limits of not less than $1,000,000 for each occurrence and $2,000,000 general aggregate; (ii) workers’ compensation with policy limits required by law and employer’s liability insurance with limits of not less than $1,000,000 per occurrence for accident or disease and includes a waiver or subrogation in favor of Seller, Tenant and Seller’s lender (“Seller Parties”); and (iii) commercial automobile liability coverage for all owned, non-owned, or hired vehicles having a combined single limit of $1,000,000 for each accident. Each commercial general liability policy and automobile liability policy shall be endorsed to name Seller Parties, as additional insureds.  All insurance carriers must be authorized to do business in the State of Nevada and shall have a minimum A.M. Best rating of A- VII or, if not rated by A.M. Best, have an equivalent rating by Moody’s, Fitch, or Standard & Poor’s.  Purchaser shall and does hereby indemnify, defend and hold Seller Parties harmless from and against any liens, claims, or actual damages, including without limitation, any and all demands, actions or causes of action, assessments, losses, costs, liabilities, interest and penalties, and reasonable attorneys’ fees suffered or incurred by the indemnified parties as a result of injury to persons or damage to property (“Losses”) arising out of the conduct of Purchaser or any of its employees, agents or representatives (“Purchaser’s Representatives”) in performing the investigation of the Property or otherwise arising out of such entry upon or inspection of the Property; provided that in no event shall such indemnity apply to any Losses resulting from the mere discovery of or testing results from any existing condition on the Property, the displacement or disturbance of materials not placed on the Property by Purchaser or Purchaser’s representatives unless the Losses resulting therefrom are due to the negligence or willful misconduct of Purchaser or Purchaser’s representatives, the discovery of pre-existing conditions, or the sole negligence or misconduct of Seller, or any diminution in the value of the Property arising from, or related to, matters discovered by Purchaser during its investigations. Purchaser will, to the extent practicable, repair or cause to be repaired any damages caused by Purchaser or Purchaser’s Representatives in the conduct of the investigation of the Property; provided, however, Purchaser shall have no obligation to repair any damage to the extent caused by Seller’s sole or gross negligence or misconduct, to remediate, contain, abate or control any material not place on the Property by Purchaser or Purchaser’s Representatives, or to repair or restore any latent condition discovered by Purchaser or Purchaser’s Representatives as long as Purchaser or Purchaser’s Representatives take reasonable steps to not exacerbate such condition once discovered by Purchaser.  Notwithstanding anything set forth herein to the contrary, the indemnification obligations of Purchaser in this Section 4 will survive the termination of this Agreement.  In compliance with the terms of Section 36 hereof and except as may be required by law or by legal proceedings (including, without limitation, disclosures required to be made to the Securities Exchange Commission), Purchaser shall keep all information furnished to it by Seller or obtained by Purchaser strictly confidential unless such information (x) is or becomes publicly available other than as a result of a disclosure by Purchaser’s Representatives, (y) is or becomes available to Purchaser’s Representatives on a non-confidential basis from a source (other than the Seller or any of its employees, agents or representatives) that is not prohibited from disclosing such information to Purchaser’s Representatives by a legal, contractual or fiduciary obligation to the Seller or (z) is required to be disclosed to any regulatory authority with jurisdiction over Purchaser or its affiliates; provided, however, that such confidential information may be disclosed to Purchaser’s lender, accountants, consultants, agents, contractors, partners, investors, attorneys and assignee to the extent necessary to consummate this transaction and to the extent such recipients have been advised of the confidentiality provisions herein.  If Purchaser does not purchase the Property for any reason whatsoever, if requested by Seller, Purchaser shall, at its option, either (i) deliver to Seller all such reports, studies, data, information and copies thereof furnished to Purchaser by Seller which are in Purchaser’s or its agents’ possession or control or (ii) destroy all such reports, studies, data, information and copies thereof furnished to Purchaser by Seller which are in Purchaser’s or its agents’ possession or control (provided in either case that Purchaser may retain certain reports, studies, data, information and copies thereof in accordance with its internal document retention policies).  Purchaser’s obligations under this Section 4(a) shall survive the termination of this Agreement.

(b)       If, prior to the expiration of the Inspection Period, Purchaser determines, for any reason, that it does not desire to purchase the Property, then Purchaser may terminate this

Agreement by providing written notice thereof (the “Termination Notice”) to Seller and Escrow Agent prior to the expiration of the Inspection Period.  Provided Purchaser has delivered the Termination Notice prior to the expiration of the Inspection Period, the Deposit shall be returned to Purchaser by the Escrow Agent, and the parties hereto shall have no further rights or obligations hereunder except those provisions hereof which expressly survive such termination.  If Purchaser does not terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall be deemed to have elected to purchase the Property and thereafter, except as otherwise expressly set forth in this Agreement, will not have the right to terminate this Agreement pursuant to the terms of this Section 4(b).  If Purchaser timely elects to terminate its obligations hereunder as described above, Purchaser shall provide to Seller originals of any final survey, Phase I report and zoning report relating to the Property that Purchaser has elected to obtain and is in its possession, without representation or warranty, and at no cost to Seller; provided that Purchaser shall have no obligation to finalize any report or survey that has not been finalized prior to any termination.  The foregoing obligations shall survive any termination of this Agreement.

(c)       Prior to the date hereof, Seller has delivered to Purchaser copies of the items described on Exhibit B attached hereto and made a part hereof (collectively, “Due Diligence Materials”); provided that any failure by Seller to deliver any such material shall not constitute a breach of this Agreement or extend (or be deemed to extend) the Inspection Period.  During the term of this Agreement, Seller shall deliver or make available to Purchaser such additional non-confidential Due Diligence Materials that are reasonably requested by Purchaser.

5.           Closing Date.

If Purchaser does not terminate this Agreement pursuant to Section 4(b) or Section 9(c) hereof or pursuant to any other termination right expressly set forth herein, subject to the terms of this Agreement, closing shall occur on the date which is three (3) business days following the later of (i) the expiration of the Inspection Period, and (ii) the receipt of all of the executed Tenant Estoppel Certificates; provided that in no event shall the Closing Date be later than September 4, 2019, unless otherwise extended in writing by the parties or extended by Seller or Purchaser pursuant to Section 10(b) below.

For purposes of this Agreement, closing shall be deemed to have been completed when all of the actions outlined in Section 14 hereof have been satisfied and fulfilled, and references in this Agreement to the words “closing,” “Closing,” or “Closing Date” shall mean and refer to the date set forth immediately above upon which the transactions contemplated by this Agreement are consummated.  The Closing shall take place through escrow at the offices of the Title Company.

6.           Conveyance.

The Property shall be conveyed to Purchaser by Grant, Bargain and Sale Deeds (collectively, the “Deeds”), in the forms attached hereto as Exhibit C-1 and Exhibit C-2.

7.           Expenses.

Purchaser shall pay the costs of (i) one-half of the transfer taxes or documentary stamp taxes (if any) on the transfer of Property (collectively, the “Transfer Taxes”), and (ii) the recording fees, and one-half of the closing and escrow fees charged by the Escrow Agent for conducting

Closing, and (iii) the cost of the Survey (as hereinafter defined), and (iv) the extended coverage portion of the cost of Purchaser’s owner’s title insurance policy, together with all endorsements, as well as any lender’s policies of title insurance.  Purchaser and Seller shall each be responsible for its own attorneys’ fees.  Except as otherwise set forth herein, Purchaser shall be fully responsible for all costs related to Purchaser’s due diligence and inspection costs.  Seller shall pay (i) the cost of a standard owner’s title insurance policy, (ii) the cost of recording any corrective instruments or lien releases, (iii) one-half of the Transfer Taxes, and (iv) one-half of the closing and escrow fees charged by the Escrow Agent for conducting Closing.

8.           Taxes, Rent and Other Prorations.

(a)       All real estate taxes, charges and assessments for tax year 2018-2019 and prior periods shall be fully paid at or prior to Closing.  Real estate taxes, charges and assessments for tax year 2019-2020 shall be prorated between Seller and Purchaser as of the date of Closing with Seller responsible for the period of July 1, 2019 through and including the day immediately prior to the Closing Date.

(b)       Utility charges, fuels and all other items of expense customarily prorated on the transfer of properties similar to the Property shall be prorated on an accrual basis as of the date of Closing on the basis of the most recent ascertainable bills or on other reliable information with respect to each item of expense.  Seller may seek reimbursement for any deposits paid to utility companies.  If required, utility charges, fuels and all other items of expense customarily prorated shall be reprorated within ninety (90) days of the issuance of actual bills; provided that the parties shall use good faith efforts to cause all such utilities to be transferred to Purchaser’s name upon the Closing Date.

(c)       All rents actually received by Seller (including base rent and estimates of taxes and operating expenses) will be prorated between Seller and Purchaser as of the day prior to the Closing.  Seller will be entitled to all rents attributable to any period up to but not including the Closing Date. Purchaser will be entitled to all rents attributable to any period on and after the Closing Date.  Delinquent rents not collected as of the Closing Date shall not be prorated at the time of Closing.  After Closing, Purchaser shall make a good faith effort to collect any rents or other revenues not collected as of the Closing on Seller’s behalf (provided that in no event shall Purchaser be obligated to commence litigation or any other action to dispossess a Tenant of possession) and, subject to the terms contained herein, to tender the same to Seller upon receipt. All rents collected by Purchaser on or after the Closing Date shall first be applied to rents due for the month in which Closing occurs, second, to amounts due under the applicable Lease at the time of collection (i.e., current rents and sums due Purchaser as the current owner and landlord for periods after the month in which Closing occurred), with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller for any period prior to the month in which Closing occurred. Purchaser shall not have an exclusive right to collect the sums due Seller under the Leases or other revenue due Seller and Seller retains its rights to pursue claims against any Tenant under the Leases or other party for sums due with respect to periods prior to the Closing; provided, however, that with respect to any legal proceedings against any Tenant under a Lease, Seller (a) is required to notify Purchaser in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is sixty (60) days after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the applicable Lease.  The terms of this Section 8(c) shall survive the Closing

(d)       For purposes of calculating prorations and adjustments, Purchaser shall be deemed to be in title to the Property, and therefore entitled to income therefrom and responsible for the expenses thereof, for the entire day on which the Closing occurs.  Any prorations or adjustments of revenue or expenses which cannot be ascertained with certainty as of the Closing (including without limitation taxes relating to the Property) shall be prorated on the basis of the parties’ reasonable estimate of such amounts and shall be re-prorated once the final amounts are determined.  Until the date that is six (6) months from the Closing, Seller and Purchaser agree to cooperate in good faith to determine if and to what extent any prorations proved to be incorrect and if during such six (6) month period any of the prorations or adjustments made pursuant to this Section 8 shall prove incorrect for any reason, the party in whose favor the mistake or error was made will promptly pay to the other party the amount necessary to correct such mistake or error promptly after the discovery thereof.  After such six (6) month period, all prorations shall be final.  The provisions of this Section 8 shall survive the Closing.

(e)       All Tenant security deposits shall be delivered to Purchaser on the Closing Date.  In addition, if any security deposits are in a form other than cash, Seller shall deliver the original of such security deposit to Purchaser on the Closing Date, and Seller shall have taken, at its expense on or prior to the Closing Date, all such actions as may be required to cause such non-cash security deposits to have been re-issued or otherwise transferred to Purchaser.

(f)        At least five (5) business days prior to the Closing Date, Seller shall provide Purchaser with a reasonably detailed reconciliation for each Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenants (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, such Tenants’ then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) up to the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to such Tenant, all in the form customarily submitted to each Tenant (the “CAM Reconciliation”).  Seller shall provide to Purchaser a final reconciliation for its ownership period during calendar year 2019 within thirty (30) days following the Closing.  Following calendar year 2019, within the timeframes required by the Leases, Purchaser shall provide to Seller a final reconciliation for its ownership period.  Seller and Purchaser shall thereafter work together in good faith to reconcile the Operating Expenses taking into account the expenses incurred by Seller, the amounts collected by Seller from Tenants, the expenses incurred by Purchaser, the amounts collected by Purchaser, and any cap on collection set forth in the Leases.  To the extent that such reconciliation shows that  Seller would be obligated to refund money to the Tenants (an “Over Collection”), rather than collect additional money from the Tenants (an “Under Collection”), said Over Collection shall be paid by Seller to Purchaser within ten (10) days after Seller and Purchaser have agreed to the post-Closing reconciliation as provided above.  In the event of an Under Collection, the amount of the Under Collection shall be paid by Purchaser to Seller within ten (10) days after Purchaser has collected same from the Tenants in accordance with the Leases.

(g)       Seller represents and warrants that:  (i) there is no ongoing Tenant improvement work, except as expressly described in Exhibit J attached hereto and made a part hereof (which outstanding tenant improvement work shall be Landlord’s obligation and shall be subject to the terms of the Escrow Agreement [defined below] as provided herein); (ii) there are no outstanding Tenant incentives, except for the tenant improvement allowance owed to Patagonia, Inc. for which Purchaser shall receive a credit upon the Closing Date; and (iii) all leasing commissions for the Leases have been paid in full.  Seller further represents and warrants that no Tenant has any free rent following the Closing Date except for Patagonia, Inc., under the Building 4 lease, which has three (3) months of abated rent, which abated rent Purchaser shall not receive a credit for upon the Closing.  Notwithstanding the foregoing or anything to the contrary in this Agreement, Seller shall be responsible for any rent abatement penalties due Patagonia, Inc., as a result of Seller’s delay in delivery of possession pursuant to the terms of any Lease, including without limitation, the abatement rights in Patagonia, Inc.’s lease for Building 4 and for Building 3 (if applicable), and upon the Closing Date, Purchaser shall receive a credit for all such rent abatement owed to Patagonia, Inc. for late delivery (which amount shall be confirmed in writing by Patagonia, Inc. in either its notice of lease term dates or estoppel certificates).  Any leasing commissions for any New Lease or Lease Renewals approved by Purchaser pursuant to this Agreement and entered into by Seller between the Effective Date and the Closing Date shall be prorated over the term of the New Lease or Lease Renewal.  Seller’s share of such costs shall be based on the portion of the lease term, renewal or extension, as the case may be, occurring prior to the Closing, which amount shall be a credit against the Purchase Price, and Purchaser shall be responsible for the remainder of such costs.

9.           Title and Survey.

(a)       Seller shall convey title to the Property to Purchaser subject to no exceptions other than the following (collectively, the “Permitted Exceptions”): (i) taxes not yet due and payable, (ii) all matters shown or raised on the Survey except those which are identified as Title-Survey Objections (as hereinafter defined) by Purchaser in accordance with Section 9(b) below and which Seller agrees to cure, (iii) any matters of record raised on the Commitment (as hereinafter defined) except those which are identified as Title-Survey Objections by Purchaser in accordance with Section 9(b) below and which Seller agrees to cure, (iv) zoning ordinances, building codes and all applicable laws affecting the Property, (v) the Leases and (vi) acts of Purchaser and those claiming by, through or under Purchaser.  In no event shall a Seller Lien (defined below) be considered a Permitted Exception, it being agreed that Seller shall be obligated to remove same at its sole cost.

(b)       As soon as feasible following the Effective Date, Seller shall deliver to Purchaser the existing survey and Purchaser shall have the right to obtain, at Purchaser’s expense, a currently dated ALTA/NSPS Land Title Survey (2016 standards) of the Property (the “Survey”), and Purchaser shall obtain a title commitment for an ALTA 2006 extended coverage owner’s policy of title insurance for the Property prepared by the Title Company (the “Commitment”), including copies of all documents and plats raised as exceptions therein. Purchaser may identify, in its sole and absolute discretion, any exceptions to title contained in the Commitment or Survey which are not acceptable to Purchaser (“Title-Survey Objections”) by delivering written notice thereof to Seller no later than three (3) days prior to the expiration of the Inspection Period. The failure of Purchaser to timely deliver such notice to Seller shall constitute a waiver by Purchaser of the right to object to any title and survey matters existing as of the date of the Commitment and Survey, respectively.

(c)       Seller may elect but, except as provided below, shall not be obligated to remove or cause to be removed, or insured over, at its expense, any Title-Survey Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or, if acceptable to Purchaser in its sole discretion, insuring against the effect of the Title-Survey Objections. Seller shall notify Purchaser whether Seller elects to remedy any Title-Survey Objections identified by Purchaser in accordance with Section 9(b) within three (3) days after receipt thereof. Seller shall be obligated to agree to cure any Title-Survey Objections which relate to mortgages, judgments and monetary liens of a definite ascertainable amount and created by, through or under Seller (collectively, “Seller Liens”), which Seller shall cure at Closing, as a covenant of Seller, including, without limitation, providing any mechanics’ lien affidavits required by the Title Company due to the ongoing construction at the Property by Seller. The failure of Seller to respond to Purchaser concerning any Title-Survey Objections shall be deemed an election by Seller to not cure the same. If Seller elects (or is deemed) to elect to not cure any Title-Survey Objections, Purchaser may elect to terminate this Agreement and receive the return of the Deposit by delivering written notice thereof to Seller and Escrow Agent prior to the expiration of the Inspection Period and the Deposit shall then be promptly returned to Purchaser by Escrow Agent. Failure by Purchaser to timely exercise such termination option shall be deemed an election by Purchaser to not terminate this Agreement.

(d)       At Closing, Seller shall convey title to the Property to Purchaser, subject only to the Permitted Exceptions.

10.        Seller Covenants and Agreements.

(a)       Seller hereby covenants and agrees, that Seller shall: (i) keep the Property insured in an amount not less than the insurance existing as of the date hereof, against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property; (ii) operate and maintain the Property in substantially the same manner as it is being operated and maintained as of the date hereof; and (iii) comply with all of Seller’s obligations under the Leases and otherwise in compliance with all applicable laws.

(b)       Within two (2) business days prior to Closing, Seller shall deliver to Purchaser as a condition of Closing, estoppel certificates executed by each Tenant (“Tenant Estoppel Certificate(s)”) with respect to each Lease in substantially the form attached hereto as Exhibit I, confirming the accuracy of all the information and the documents identified therein; provided that with respect to the Patagonia leases, it is a condition to the Closing that the Tenant Estoppel Certificates verify the following:  (i) with respect to Building 1, the exact amount of the outstanding tenant improvement allowance; (ii) with respect to Buildings 3 and 4, the exact number of days of free rent that Patagonia, Inc. is entitled to receive as provided in Section 7 of the Landlord Work Letters attached to the Patagonia, Inc. leases dated March 6, 2019; and (iii) with respect to Patagonia, Inc. and Masonite Corporation, that such tenants have waived their right of first offer (if applicable) with respect to the transaction contemplated by this Agreement.  In the event that Seller fails to provide the Tenant Estoppel Certificates, notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to terminate this Agreement at which time Escrow Agent shall deliver the Deposit to Purchaser without any further action from either party and the parties shall thereafter have no further obligations to the other hereunder; provided, however, that Seller and Purchaser shall each have the right to extend the Closing Date for no more than thirty (30) days in order to obtain the Tenant Estoppel Certificates, if necessary.

(c)       Prior to the date that is five (5) business days prior to the end of the Inspection Period, Seller shall provide notice to Purchaser of its intention to enter any new agreement, service contract, employment contract, permit or obligation affecting the Property or which would be binding upon Purchaser upon its acquisition of the Property, together with a copy of any such agreement.  From and after such date (i.e., five (5) business days prior to the end of the Inspection Period), without Purchaser’s prior written approval, which may be withheld in Purchaser’s sole and absolute discretion, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Property or which would be binding upon Purchaser upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district; provided, however, (i) prior to the date that is five (5) business days prior to the expiration of the Inspection Period, Seller may enter into service or similar contracts without Purchaser’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than thirty (30) days’ notice from the owner of the Property and is disclosed promptly in writing to Purchaser; and (ii) Seller may enter into new Leases pursuant to Section 10.1(d).

(d)       Prior to the end of the date that is five (5) business days prior to the end of the Inspection Period, Seller shall provide notice to Purchaser of  any (i) new lease (each, a “New Lease”) for any portion of the Property (together with a copy of any such New Lease), (ii) termination of an existing Lease, or (iii) extension, amendment, renewal or replacement of any Lease or expansion of space leased by a Tenant thereunder (each, a “Lease Renewal”) (together with a copy of any such Lease Renewal).  From and after such date (i.e., (five (5) business days prior to the expiration of the Inspection Period), Purchaser’s prior written approval, which may be withheld in Purchaser’s sole and absolute discretion after the end of the Inspection Period, Seller shall not (i) enter into any New Lease for any portion of the Property, (ii) terminate any existing Lease, or (iii) enter into any Lease Renewal.

(e)       Seller shall remove the Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

(f)        Seller shall not accept any rent from any Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date.  Other than actions against a Tenant that do not seek eviction, Seller shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Purchaser.

(g)       Seller agrees to terminate by written notice to the other party thereto and as otherwise required pursuant thereto, effective as of the Closing, (i) any Contracts binding upon or relating to property in addition to the Property and (ii) all of the Contracts that Purchaser does not, by written notice to Seller given on or prior to the expiration of the Inspection Period, elect to assume.  All Contracts that Purchaser elects to assume by written notice to Seller given on or prior to the expiration of the Inspection Period shall be identified on the General Assignment and no other Contracts shall be identified thereon.  With respect to any Contracts which Purchaser requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Purchaser shall have no liability or obligations for any Contract which is terminated or not assumed hereunder.

(h)                                 Any property management and leasing contracts for the Property shall be terminated prior to the Closing.  All employees of Seller and Seller’s property managers and leasing agents shall have their employment at the Property terminated and shall be paid current by Seller through Closing, including accrued vacation and other benefits.  Seller shall be responsible for, and indemnify, protect, hold harmless and defend Purchaser with respect to, any Losses arising from any WARN Act claims.  Purchaser shall have the right to interview any employees of Seller or Seller’s property managers at the Property for employment at the Property.

(i)                                     If it is determined within two (2) years following the Closing Date that the anticipated annual water requirement for the Property exceeds the estimates in the “Will Serve Letters” (defined below) and the public water company requires additional water rights to be transferred for the Property, then Seller shall cause such additional water rights to be transferred to the public utility company at no cost, expense or liability to Purchaser.  Such obligation shall survive the Closing and shall not be subject to the Liability Cap, the Liability Floor or the Limitation Period for Seller’s representations and warranties as otherwise set forth in this Agreement.  This Section 10(i) is based on the current business operations (including the anticipated leasing of vacant space at the Property for industrial uses) and assumes no additional landscaping being installed.

11.                               Seller Representations and Warranties.

(a)                                 Seller covenants, represents and warrants unto Purchaser the following as of the Effective Date and as of the Closing Date:

(i)                                     Seller has the full right, power and authority to (a) execute and deliver this Agreement, (b) sell and convey the Property to Purchaser pursuant to this Agreement, and (c) perform the obligations of Seller under this Agreement.  The entering into this Agreement does not, and the consummation of the acts contemplated by this Agreement shall not, violate any material agreements, documents or instruments to which Seller is a party or by which it is bound, or any law, governmental regulation, order or decree to which Seller is subject.

(ii)                                  Seller is not a “foreign person” as that term is used in Section 1445 of the United States Internal Revenue Code of 1986 as amended.

(iii)                               Seller is a limited liability company organized and in good standing under the laws of the State of Nevada. The person signing this document on behalf of Seller has been authorized by all necessary actions to execute this document on behalf of Seller.

(iv)                              Seller and, to Seller’s knowledge (with due inquiry), each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar List, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive

Order of the President of the United States, and (iii) not an “Embargoed Person”, (b) to Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly. “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. Law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading With The Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

(v)                                 There are no actions, suits, lawsuits or claims affecting any part of the Property, or affecting Seller with respect to the ownership, occupancy, use or operation of any part of the Property, and to Seller’s knowledge, no such actions are pending.

(vi)                              Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(vii)                           Seller has not received written notice from any governmental authority stating that the Property is currently in violation of any applicable laws or regulations, except for such failures to comply, if any, which have been remedied.  If Seller receives such a notice prior to Closing, Seller shall promptly notify Purchaser thereof.  To Seller’s actual knowledge, no zoning, building or similar law, ordinance or regulation or restrictive covenant is violated by the continued maintenance, operation or use of the Improvements.

(viii)                        To the best knowledge of Seller, there is no pending or, to Seller’s actual knowledge, threatened condemnation or similar proceeding affecting any part of the Property.

(ix)                              Leases and Contracts.

(A)                               The rent roll that is part of the Due Diligence Materials is true, correct and complete in all material respects.  True, correct and complete copies of all Leases and all amendments, guaranties and other documents relating thereto will be delivered to Purchaser in accordance with Section 4.

(B)                               Except for any parties in possession pursuant to, and any rights of possession granted under, the Leases shown on the rent roll, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property.  Seller has not granted to any party any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein.  Neither Seller’s interest in the Leases nor any of the rentals due or to become due under the Leases has been or will be assigned, encumbered or subject to any liens at the Closing Date.

(C)                               Seller has no knowledge of and has neither given nor received any written notice of default with respect to any of the Leases.

(D)                               (i) All leasing commissions due to brokers under any of the Leases, other than $169,856.31 due CBRE for invoice No. 2019-008827-002 which shall be paid prior to Closing (with evidence thereof delivered to Purchaser) or at Closing, and (ii) all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future except for (A) the free rent due to Patagonia as described in Section 8(g) above, and (B) the tenant improvement work and tenant incentives described in Section 8(g) above, for which Purchaser shall receive a credit or shall be subject to the Escrow Agreement as provided herein.  Without limiting the foregoing, the rent roll discloses all leasing commissions, and all tenant improvement obligations, concessions and other tenant inducements, which have not been paid and are now due and payable or will become payable in the future with respect to any of the Leases, including the initial and renewal term(s) thereof and any expansion of the space leased thereunder.  Except as set forth in the rent roll, Seller has not received from any Tenant any notice to cancel, renew or extend any Lease.  Seller has collected and remitted security deposits in accordance with the applicable Lease and laws.

(E)                                The contract list included in the Due Diligence Materials is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Leases) with respect to or affecting the Property as of the Effective Date and at Closing the contract list shall not include those Contracts being terminated pursuant to the provisions of this Agreement.  True, correct and complete copies of all Contracts (or written descriptions of oral Contracts) shall be provided to Purchaser pursuant to Section 4.

(x)                                 Seller has provided to Purchaser all written assessments, reports, data, results of investigations or audits, or other information that is in Seller’s possession or control relating to the environmental matters at or the environmental condition of the Property.  Except as provided in the written assessments, reports, data, results of investigations or audits, or other information that Seller provided to Purchaser as provided herein, Seller has received no written notice that the Property is in violation of any environmental laws.

(xi)                              Seller has not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein.  Seller has not received notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property.  There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

(xii)                           There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date.  There is no bargaining unit or union contract relating to any employees of Seller.

(xiii)                        Seller has satisfied all obligations under those certain Amended and Restated Will Serve Letters With Conditions to provide Water Utility Service dated July 27, 2018 for each of Buildings 1, 2, 3 and 4 with West Reno Water Company and the supplemental will serve letters issued by Truckee Meadows Water Authority, as the successor-in-interest to West Reno Water Company (collectively, the “Will Serve Letters”) to allow water to be permanently provided to the Property by the public utility company, including, without limitation, providing evidence that anticipated annual maximum water demand for the Property will not exceed 13.90 acre feet and transferring fee title to 13.90 acre feet of water rights to West Reno Water Company, Inc. as required by the Will Serve Letters.

(xiv)                       Seller provided written notice to Patagonia, Inc. on February 20, 2019 with respect to its right of first offer to purchase the Property (as that term is defined in the Lease) and Patagonia, Inc. failed to respond within the thirty (30) day response period as provided for in the Lease, thereby waiving its purchase option. Seller provided written notice to Masonite Corporation on February 20, 2019 with respect to its right of first offer to purchase the Property (as that term is defined in the Lease) as a courtesy notwithstanding that Masonite’s right of first offer does not apply because the sale is an Excluded Transaction as defined in Section 4(g) of Addendum 7 of the Lease.

The representations of Seller set forth herein shall be deemed remade as of Closing, provided that Seller may give Purchaser on or before the Closing Date one or more notices of any modifications to such representations (each a “Statement of Modifications”) and such representations shall be deemed to be remade as of Closing as modified by any Statement of Modifications.

(b)                                 As used in this Section 11 or other provisions of this Agreement, the term “to Seller’s knowledge” or any other reference to the knowledge of Seller (a) shall mean the current and actual knowledge of Elizabeth Teske, Senior Vice President, Property Management of Dermody Properties (the “Knowledge Individual”), who is regularly involved in the management and operation of the Property and not to any other persons or entities, (b) shall mean the actual (and not implied or constructive) knowledge of such individual, without any duty on such individual to conduct any investigation or inquiry of any kind, and (c) shall not apply to or be construed to apply to information or material which may be in the possession of Seller generally or incidentally, but which is not actually known to the Knowledge Individual.  Under no circumstances shall the Knowledge Individual have any personal obligations or liabilities under this Agreement or otherwise.

(c)                                  The representations and warranties contained in this Section 11 shall survive the Closing for nine (9) months following the Closing Date (the “Limitation Period”) and no action or claim may be brought against Seller by Purchaser with respect to a breach of such representations or warranties or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation or warranty made by Seller in this Agreement unless written notice containing a description of the specific nature of such breach shall have been given by the Purchaser to the Seller prior to the end of the Limitation Period and an action shall have been commenced by the Purchaser against the Seller within sixty (60) days after the termination of the Limitation Period.

Notwithstanding anything contained in this Agreement to the contrary, all of the representations, warranties and certifications (collectively, the “Representations”) which are made by Seller and set forth herein or in any of the documents or instruments required to be delivered by Seller hereunder, shall be subject to the following conditions and limitations:  (a) there shall be no liability on the part of Seller for any breach of a Representation arising from any matter or circumstance of which Purchaser had actual knowledge (as opposed to constructive or imputed knowledge) at Closing (including matters and circumstances described in any Statement of Modifications) or was caused by Purchaser or any of Purchaser’s Representatives; and (b) in the event that prior to the time of Closing, during the course of Purchaser’s inspections, studies, tests and investigations, or through other sources (including any Statement of Modifications), Purchaser gains actual knowledge (as opposed to constructive or imputed knowledge) that a Representation was or has become untrue or inaccurate, and such inaccuracy was not intentionally withheld from Purchaser by Seller with the intent to defraud Purchaser, then Purchaser shall not have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of the Representation caused thereby, but Purchaser’s sole and exclusive right and remedy shall be to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for the obligations that survive the termination of this Agreement; provided, however, that such right of termination shall not be available for breaches of Representations so long as such Representations remain true and correct in all material respects.

Notwithstanding anything to the contrary set forth in this Agreement (except as otherwise expressly set forth below in this paragraph) or in any other agreement or document delivered in connection herewith Seller shall have no liability whatsoever to Purchaser for a breach of any Representations unless the valid claims for all such breaches against Seller collectively aggregate more than the Liability Floor, in which event the full amount of such valid claims shall be actionable up to, but not in excess of, the Liability Cap in the aggregate for all liability.  In no event shall Seller be liable for any incidental, consequential or punitive damages or for any damages in excess of the Liability Cap with respect to a breach of Seller’s representations and warranties set forth in this Agreement.  For purposes of the foregoing: (A) “Liability Floor” shall mean $50,000 and (B) “Liability Cap” shall mean Two Percent (2%) of the Purchase Price.  Seller represents and warrants that it has and, as of the Closing Date shall have, liquid assets in an amount not less than the Liability Cap.  Seller covenants and agrees that it shall maintain liquid assets in an amount not less than the Liability Cap from the Closing Date through the end of the Limitation Period.  Seller has made the foregoing representations and covenant to induce Purchaser to enter into this Agreement without requiring either a guaranty of Seller’s post-Closing obligations from an entity with sufficient net worth or an escrow sufficient in amount to cover such post-Closing obligations; it being the intention of the parties that Seller has and will maintain throughout the Limitation Period sufficient net worth in the form of liquid assets to satisfy Seller’s post-Closing obligations under this Agreement and cover the Liability Cap.  As used herein, the term “liquid assets” shall mean immediately available funds.  The provisions of this Section shall survive the Closing.

“AS-IS” PURCHASE.  THE PROPERTY IS BEING SOLD “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” AS OF CLOSING, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING.  SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING.  PURCHASER ACKNOWLEDGES THAT

PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED BY SELLER AT CLOSING. THE FOREGOING PROVISIONS SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

12.                               Purchaser’s Representations and Warranties.

(a)                                 Purchaser covenants, represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

(i)                                     Subject to the provisions below, Purchaser has the full right, power and authority to (a) execute and deliver this Agreement, (b) purchase the Property from Seller pursuant to this Agreement, and (c) perform all of Purchaser’s obligations under this Agreement. Subject to the provisions below, the entering into this Agreement does not, and the consummation of the acts contemplated by this Agreement shall not violate any agreements, documents or instruments to which Purchaser is a party or by which it is bound, or any law, governmental regulation, order or decree to which Purchaser is subject.  Notwithstanding anything to the contrary set forth above, Purchaser shall require the approval of its board of directors in order to consummate the acquisition of the Property, which Purchaser shall seek to obtain prior to the end of the Inspection Period and such requirement shall be deemed satisfied if Purchaser does not terminate the Agreement prior to the expiration of the Inspection Period.

(ii)                                  Purchaser is a limited liability company organized and in good standing under the laws of the State of Delaware.  The person signing this Agreement on behalf of Purchaser has been authorized by all necessary actions to execute this document on behalf of Purchaser.

(iii)                               Purchaser and, to Purchaser’s knowledge, except for third-party persons who hold a direct or indirect ownership interest in Purchaser, is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the OFAC and/or on any other similar List, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person”, (b) to Purchaser’s actual knowledge, except for third-party persons that hold a direct or indirect ownership interest in Purchaser, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person, and (c) to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser (whether directly or indirectly).

(iv)                              Purchaser is in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of the Bank Secrecy Act, as amended by The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by OFAC, and related Securities and Exchange Commission, SRO or other agency rules and regulations, and has policies, procedures, internal controls and systems that are reasonably designed to ensure such compliance.

(v)                     Purchaser has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

13.                               Conditions of Closing.

(a)                                 It is a condition precedent to Seller’s obligation to proceed to Closing hereunder that:

(i)                                     Purchaser shall have tendered the Purchase Price at Closing when expressly required to do so by the express terms of this Agreement;

(ii)                                  Purchaser’s warranties and representations set forth herein shall be true and correct in all material respects as of the date of Closing;

(iii)                               Purchaser shall be in compliance with each material covenant, agreement, obligation and undertaking required to be performed by Purchaser prior to Closing in accordance with the terms of this Agreement; and

(iv)                              Purchaser shall have made the required deposits into the Closing escrow as required by the terms of Section 14(b) hereof.

(b)                                 It is a condition precedent to Purchaser’s obligation to proceed to Closing hereunder that:

(i)                                     Seller shall be in compliance with each material covenant, agreement, obligation and undertaking required to be performed by Seller prior to Closing in accordance with the terms of this Agreement;

(ii)                                  title to the Property shall be free and clear of any liens, encumbrances or adverse claims other than the Permitted Exceptions and the Title Company is prepared to issue an owner’s policy of title insurance to Purchaser including survey coverage in the amount of the Purchase Price, insuring that fee title to the Property vests in Purchaser subject only to the Permitted Encumbrances and including affirmative coverage with respect to the waiver and/or inapplicability of the rights of first offer in the Patagonia and Masonite leases;

(iii)                               Seller’s warranties and representations set forth herein shall be true and correct in all material respects as of the date of Closing;

(iv)                              Seller shall have made the required deposits into the Closing escrow as required by the terms of Section 14(a) hereof;

(v)                                 Purchaser shall have received and approved the Tenant Estoppel Certificates as provided herein.

(vi)                              As of the Closing Date, there shall have been no material adverse change in the environmental condition of the Property from that existing at the expiration of the Inspection Period;

(vii)                           All of the Leases shall be in full force and effect and no Tenant shall be subject to any bankruptcy proceedings;

(viii)                        Seller shall have delivered written evidence from the governing authority with jurisdiction that Patagonia, Inc. can permanently operate from its Premises in Buildings 3 and 4, and shall have provided the executed final inspection cards and/or temporary certificates of occupancy for Patagonia, Inc. in all of the Buildings;

(ix)                              Seller shall have provided a “Notice of Lease Term Dates” (as provided in the lease), duly executed by Patagonia, Inc., for each of the Buildings occupied by Patagonia, Inc. and a written punch list from Patagonia, Inc. (if any) with respect to Building 3 and Building 4;

(x)                                 Purchaser shall have received written evidence that Purchaser has been designated as a third party beneficiary of the construction contract with United Construction, but only to the extent of performance obligations and warranty assignments (and not as to the sharing of savings or any economic benefit received by Seller thereunder, if any); and

(xi)                              As of the Closing Date, Purchaser shall have received the insurance certificates from Seller and United Construction Company as required in the Escrow Agreement attached hereto as Exhibit K.

(xii)                           As of the Closing Date, Seller shall have provided written evidence from United Construction Company as to the remaining outstanding costs owed for the post-Closing work to be performed pursuant to the Escrow Agreement.

(c)                                  To the extent permitted by applicable law, any one or more of the above-described conditions may be waived in writing in whole or in part by the party benefitted.  In the event of a failure of a condition precedent to Purchaser’s obligation to close under this Agreement, upon written notice from Purchaser to Escrow Agent, the Deposit shall be promptly returned to Purchaser. If such failure is due to a default by Seller, Section 15(b) shall apply. If such failure is due to a default by Purchaser, Section 15(a) shall apply.

14.                         Items to be Delivered at Closing.

(a)                                 At or prior to Closing, Seller shall deliver to the Escrow Agent the following:

(i)                                     the Deeds, together with the State of Nevada Declaration of Value form setting forth the Purchase Price as the purchase price thereon;

(ii)                                  a Bill of Sale with respect to Seller’s personal property (if any) located at the Property in the form attached as Exhibit “D” hereto;  Seller’s signage shall be a part of the personal property sold hereunder but the name LogistiCenter and the right to such name is specifically excluded.  Seller shall remove the name LogistiCenter from all signage within one (1) week following the Closing (and repair any damage caused thereby) (which obligation shall survive the Closing);

(iii)                               a general assignment of any and all contracts that are approved by Purchaser prior to the expiration of the Inspection Period and assignable warranties and permits with respect to the Property in the form attached as Exhibit “E” hereto (the “General Assignment”);

(iv)                              an assignment of general contractor’s guarantee (“Guaranty Assignment”) duly executed by Seller and United Construction Company with respect to those warranties identified by Purchaser prior to the expiration of the Inspection Period;

(v)                                 an affidavit, in the form attached as Exhibit “F” hereto signed by Seller stating under penalty of perjury Seller’s United States taxpayer identification number and that Seller is not a foreign person as defined by the IRS Code, Section 1445(F)(3);

(vi)                              an Assignment and Assumption of the Leases Agreement in the form attached hereto as Exhibit “G”;

(vii)                           an Escrow Agreement covering the funds from Seller’s proceeds to be held by the Title Company in escrow to fund work to be completed by Seller’s general contractor as provided in Exhibit K (the “Escrow Agreement”), which Escrow Agreement shall specify any additional warranties that will be issued upon the completion of such work.

(viii)                        all original (or copies if originals are not in Seller’s possession or control) to the extent within Seller’s possession or control, of: (a) certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction; (b) copies of all of the newly issued warranties, if any, for Buildings 3 and 4; and (c) all non-proprietary books and records (including any operating manuals for equipment and machinery) located at the Property or at the office of the manager of the Property relating to the construction or operation of the Property [provided that same may be delivered to Purchaser outside of Escrow];

(ix)                              a Seller FIRPTA Affidavit;

(x)                                 an affidavit to the benefit of the Title Company in the form attached hereto as Exhibit “H”, for the purposes of deleting from Purchaser’s title policy the “gap” and the standard exceptions of such title insurance company, including exceptions for claims of parties-in-possession and mechanic’s liens arising from work performed at the request of a party other than Purchaser, all as they pertain to the Property.

(xi)                              such other documents reasonably required by Purchaser or the Title Company to consummate the transactions contemplated herein (including a settlement statement);

(xii)                           a certified rent roll as of the Closing Date;

(xiii)                        the executed original Tenant Estoppel Certificates (to the extent not previously delivered to Purchaser);

(xiv)                       a counterpart tenant notice letter in a form prepared by Purchaser;

(xv)                          All original Leases and Contracts [provided that same may be delivered to Purchaser outside of Escrow]; and

(xvi)                       an assignment of declarant rights (“Declaration Assignment”), pursuant to which the declarant rights under that certain Declaration of Covenants, Conditions, and Restrictions and Reciprocal Easement Agreement for LogistiCenter @ I-8O shall be assigned; and

(xvii)                    A complete set of any keys for the Property [provided that same may be delivered to Purchaser outside of Escrow].

(b)                                 At the Closing, Purchaser shall deliver to the Escrow Agent the following:

(i)                                     the Purchase Price (less a credit for the Deposit), subject to adjustments and prorations as set forth in this Agreement;

(ii)                                  funds in the amount necessary to make all other Purchaser disbursements and payments required by the closing and disbursement statements executed in connection with Closing;

(iii)                               a counterpart original of the General Assignment;

(iv)                              a counterpart original of the Assignment and Assumption of Leases Agreement;

(v)                                 a counterpart original of the Guaranty Assignment;

(vi)                              a counterpart original of the Escrow Agreement (as described in Section 14(a)(vii) above);

(vii)                           a counterpart tenant notice letter;

(viii)                        the State of Nevada Declaration of Value showing Parcel Numbers 038-870-30 and 038-870-32 (Buildings 1 and 2) at a value of $36,673,000.00 and Parcel Numbers 038-870-34 and 038-870-36 (Buildings 3 and 4) at a value of $35,649,250.00, for a total value of $72,322,250.00;

(ix)                              a counterpart of the Declaration Assignment; and

(x)                                 such other documents reasonably required by Seller or the Title Company to consummate the transactions contemplated herein (including a settlement statement).

(c)                                  Upon receipt of the documents, items and funds set forth in Subsections (a) and (b) above, the Escrow Agent shall be authorized to, among other things:

(i)            record the Deeds and the Declaration Assignment in the land records of the applicable county;

(ii)           deliver each document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was acquired;

(iii)          deliver an owner’s policy of title insurance or marked commitment therefor to Purchaser; and

(iv)          deliver to Seller the Purchase Price and make all other disbursements required by the closing and disbursement statements executed in connection with Closing.

15.          Default and Remedies.

(a)           (i)            IF PURCHASER FAILS TO CLOSE THIS TRANSACTION WHEN EXPRESSLY REQUIRED TO DO SO BY THE TERMS OF THIS AGREEMENT (TIME BEING OF THE ESSENCE HEREOF) (THE “CLOSING OBLIGATION”), AND SELLER IS NOT IN MATERIAL BREACH OF OR IN DEFAULT UNDER THIS AGREEMENT AND SELLER IS OTHERWISE READY, WILLING AND ABLE TO SATISFY ALL OF THE CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS TO CLOSE, THEN SELLER MAY, AS ITS SOLE AND ONLY REMEDY, TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO PURCHASER AND ESCROW AGENT AND SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES. UPON SUCH TERMINATION, THE DEPOSIT SHALL BE DISBURSED BY THE ESCROW AGENT TO SELLER. THE DEPOSIT SHALL BE LIQUIDATED DAMAGES FOR A DEFAULT BY PURCHASER BECAUSE OF THE UNCERTAINTY OF ASCERTAINING ACTUAL DAMAGES FOR SUCH DEFAULT, AND THE RETENTION OF THE DEPOSIT UNDER THOSE CIRCUMSTANCES WILL NOT CONSTITUTE A PENALTY OR FORFEITURE.  IN SUCH EVENT, THIS AGREEMENT SHALL BE TERMINATED AND NO DAMAGES, COSTS OR EXPENSES SHALL BE SOUGHT BY EITHER PURCHASER OR SELLER IN CONNECTION HEREWITH EXCEPT FOR THOSE PURSUANT TO PROVISIONS HEREOF WHICH EXPRESSLY SURVIVE SUCH TERMINATION.  THE PARTIES ACKNOWLEDGE THEIR AGREEMENT TO THE FOREGOING BY PLACING THEIR INITIALS BELOW.

(i)            If Purchaser defaults in the performance of its obligations pursuant to the terms of this Agreement (other than a default related to the Closing Obligation, for which Seller shall have the remedy set forth in subsection (i) above) Seller may bring an action for actual damages against Purchaser which claim shall include reasonable attorney’s fees and court costs, subject to the limitations contained herein (but Seller shall not be permitted to retain the Deposit).  In no event, however, shall Purchaser be liable for any special, punitive or consequential damages.

(b)           If Seller fails to close this transaction when expressly required to do so by the terms of this Agreement (time being of the essence), then Purchaser, as its sole and exclusive remedy may either:

(i)            pursue specific performance of Seller’s obligations; or

(ii)           terminate this Agreement by delivery of written notice thereof to Seller and Escrow Agent and thereupon the parties hereto shall have no further rights or obligations hereunder except with respect to provisions hereof which expressly survive such termination and the Deposit shall be promptly delivered by the Escrow Agent to Purchaser and Seller shall reimburse Purchaser’s actual out-of-pocket costs incurred in connection with this Agreement in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00).

In the event of a default by either party of any obligations which expressly survive Closing, then the non-defaulting party shall be entitled to seek any legal redress permitted by law or equity with respect to such default, subject to any limitations contained in this Agreement. The foregoing sentence shall survive Closing.

16.          Parties Bound.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

17.          Applicable Law.

This Agreement shall be interpreted, enforced and construed in accordance with the laws of the State of Nevada. Venue shall be in Washoe County, Nevada. The terms and provisions of this Section 17 shall survive Closing or termination of this Agreement, as the case may be.

18.          Commission.

Seller and Purchaser each warrant to the other that they have dealt with no agent or broker with respect to the transaction contemplated by this Agreement other than CBRE, who shall be paid a broker’s commission by Seller at Closing (solely in the event the transaction contemplated by this Agreement actually closes) pursuant to the terms of a separate agreement.  In the event that any claim for commission or finder’s fee is brought by any other person or entity whatsoever as a consequence of the transaction contemplated hereby and as a result of any act or omission either Seller or Purchaser, then Seller or Purchaser (whichever party which is alleged to have committed the act or omission which is the basis for such claim), as the case may be, shall hold harmless the other party against any loss, cost, or expense of any nature, including, but not limited to, court costs and reasonable attorneys’ fees, arising as a consequence of such claim for the commission or fee. The terms and provisions of this Section 18 shall survive Closing or termination of this Agreement, as the case may be.

19.          Possession.

Possession of the Property shall be delivered to Purchaser at Closing, free and clear of any tenancies and occupancies except for the Tenants under the Leases.

20.          Merger.

Except as specifically provided herein to the contrary, the provisions of this Agreement shall be deemed to have merged into the Deeds delivered by Seller at Closing.

21.          Final Agreement.

This Agreement contains the full and final agreement between the parties hereto with respect to the sale and purchase of the Property, and Purchaser and Seller shall not be bound by any terms, conditions, statements, warranties, or representations, oral or written, not expressly contained herein.  No change or modification of this Agreement shall be valid unless the same is in writing and is signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.  The Exhibits referred to in this Agreement are attached hereto and incorporated herein by reference.  The terms and provisions of this Section 21 shall survive Closing.

22.          Notices.

All notices, demands, or other communications that may be necessary or proper hereunder shall be made in writing and shall be delivered by Federal Express or similar nationally recognized overnight courier which provides the sender a signed receipt, or facsimile or email, and addressed respectively as follows:

Purchaser:	c/o Black Creek Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas McGonagle
Email: tmcgonagle@blackcreekcapital.com

With a copy to:	Joshua J. Widoff
General Counsel
Black Creek Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Email: jwidoff@blackcreekcapital.com

and a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLC
1900 Main Street, 5th Floor
Irvine, California 92614
Attention: Sandra A. Jacobson, Esq.
Email: sjacobson@allenmatkins.com

Seller:	DP Clark Garson Road 1, LLC
DP Clark Garson Road 2, LLC
c/o Dermody Properties
5500 Equity Avenue
Reno, Nevada 89502
Attention: C. Douglas Lanning, Chief Financial Officer
Telephone: 775-858-8080 x 150
Facsimile: 775-856-0831
Email: dlanning@dermody.com

With a copy to:	Equis Law Group, LLC
2901 Butterfield Road
Oak Brook, IL 60523
Attention: Robert M. Silverman, Esq.
Telephone: 630-586-2937
Facsimile: 630-571-2360
Email: rsilverman@equislaw.com

Any party hereto may change its address or addresses for notice purposes hereunder by delivering written notice thereof to the other party in accordance with the foregoing provisions. Any notice shall be deemed given: (i) if by overnight courier, one (1) business day after delivery to the carrier delivering same; or (ii) if by fax, email or hand delivery, upon receipt (or refusal thereof) (with evidence of same; i.e., either signed receipt or telecopy electronic confirmation) unless faxed, emailed or delivered after regular business hours (5:00 pm Pacific time), then on the next business day. The terms and provisions of this Section 22 shall survive Closing. Notices delivered by the counsel for a respective party hereto shall be deemed to have been delivered by such party, and notices delivered to the counsel for a respective party hereto shall be deemed to have been delivered to and received by such party.

23.          Assignment.

Purchaser may assign this Agreement to one or more affiliates of Purchaser (including its partners) upon written notice to the Seller no later than five (5) business days prior to Closing.  In the event of any assignment, including to any affiliates of Purchaser, Purchaser shall not be released from any of its liabilities or obligations hereunder. For purposes of this Section 23, an affiliate of Purchaser shall include (a) any entity that is owned, controlled by or is under common control with Purchaser (a “Purchaser Control Entity”), and (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Black Creek Advisors LLC, Black Creek Industrial Fund Group LLC or BCI IV Advisors LLC.

24.          Casualty and Condemnation.

(a)           If at or prior to Closing any part of the Property is taken by eminent domain proceedings, or any governmental authority issues a notice of any taking or proposed taking of any portion of the Property which would result in a diminution in value of the Property equal to One Million Dollars ($1,000,000.00) or more or which would allow any Tenant to terminate its Lease, Seller shall promptly notify Purchaser and Purchaser may, at its option, terminate this Agreement by written notice to Seller and Escrow Agent within ten (10) days after Purchaser receives such notice or at the Closing, whichever is earlier.  If Purchaser does not elect to terminate this Agreement, then the Closing shall take place as provided herein without diminution of the Purchase Price (except that Purchaser shall be credited the amount of Seller’s insurance deductible or any uninsured portion of the casualty), and there shall be assigned to Purchaser (subject to the terms of the Leases), at Closing, all interest of Seller in and to any condemnation awards or insurance proceeds which may be payable to Seller on account of any such occurrence with respect to the Property, and the amount of any condemnation awards or insurance proceeds received by Seller prior to Closing applicable to the Property shall be paid by Seller to Purchaser at Closing to the extent not applied towards restoration or repair of the Property in accordance with the terms of the Leases. In such event, Seller shall not compromise, settle or adjust any claims without the prior written consent of Purchaser.  In the event that Purchaser timely elects to terminate this Agreement, the parties hereto shall have no further rights or obligations hereunder, except pursuant to those provisions hereof which expressly survive such termination, and the Deposit shall promptly be returned to Purchaser by Escrow Agent.

(b)           Seller shall promptly notify Purchaser of the occurrence of any damage to or destruction of the Property or any portion thereof. In the event of any damage to or destruction of any portion of the Property which would cost more than One Million Dollars ($1,000,000.00) to repair, or that would allow any Tenant to terminate its Lease, Purchaser may, at its option, terminate this Agreement by sending written notice thereof to Seller and Escrow Agent within ten (10) days following notice to Purchaser of such casualty. If Purchaser does not elect to terminate this Agreement, or if the casualty does not trigger a termination right as provided above, then this Agreement shall remain in full force and effect and Seller shall credit to Purchaser, at the Closing, all insurance proceeds collected by Seller prior to the Closing, if any, and Seller shall assign to Purchaser all rights to all other insurance proceeds arising out of such damage or destruction not collected prior to the Closing, if any, and Seller shall credit Purchaser in the full amount of any unpaid deductibles under such insurance. In such event, Seller shall not compromise, settle or adjust any claims without the prior written consent of Purchaser. In the event that Purchaser timely elects to terminate this Agreement, the parties hereto shall have no further rights or obligations hereunder, except pursuant to those provisions hereof which expressly survive such termination, and the Deposit shall promptly be returned to Purchaser by Escrow Agent.

(c)           If any insurance or condemnation proceeds paid or payable on account of any condemnation, damage or destruction of the Property are to be assigned to Purchaser in accordance with the provisions of this Agreement, then Seller shall cooperate with Purchaser as reasonably requested by Purchaser to effectuate such assignment for a period of one (1) year after the Closing.

25.          Weekends and Holidays.

Any date specified in this Agreement for the performance of any obligation or the expiration of a time period which is not a business day shall be extended to the first regular business day after such date which is not a business day. For purposes of this Agreement, a “business day” shall mean a day other than a Saturday, Sunday or U.S. federal or State of Nevada holiday.

26.          Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The parties hereto may rely on facsimile or other electronically transmitted copies of executed counterparts as if such copies were for all intents and purposes originals.

27.          Headings.

The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This provision shall survive Closing.

28.          Interpretation.

This Agreement and all Exhibits hereto shall be construed without the aid of any canon or rule of law requiring interpretation against the party drafting or causing the drafting of an agreement or the portions of an agreement in question. This provision shall survive Closing.

29.          Time of the Essence.

Seller and Purchaser agree that time is of the essence with regard to this Agreement.

30.          Severability.  If any section, subsection, clause, phrase, provision, condition or portion of this Agreement or the application thereof to any person, entity or circumstance shall be invalid or unenforceable under applicable law, or shall be deemed void, unenforceable or contrary to public policy, in whole or in part, then such section, subsection, clause, phrase, provision, condition or portion shall be deemed severed, stricken and removed from this Agreement, the remainder of which being read and interpreted without such stricken section, subsection, clause, phrase, provision, condition or portion.  However, such an event shall not in any way affect, nor impair, nor render this Agreement as invalid or unenforceable, as to the remainder, and this Agreement shall remain in full force and effect, binding all parties hereto.

31.          Further Documents.

At any time prior to, on, or after the Closing Date, each party shall execute and deliver to the other party any additional documents and instruments that are reasonably necessary to further assure the consummation of the transactions herein contemplated, provided that such additional documents and instruments do not impose any additional cost or liability on the party requested to deliver same. This provision shall survive Closing.

32.          Attorney’s Fees and Costs.

In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any litigation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as such party’s costs and attorneys’ fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review.

33.          Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

34.          Recitals/Exhibits.

The Recitals and Exhibits contained herein are hereby incorporated into this Agreement as if fully set forth herein.

35.          Recordation.

Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

36.          Confidentiality.

Subject to any applicable law or regulation, including without limitation, any securities law regulations and/or requirements, Purchaser shall hold in strictest confidence all data and information obtained by Purchaser with respect to the Property.  Purchaser may disclose confidential information to Purchaser’s Representatives to the extent each needs to know confidential information for the sole purpose of evaluating the Property, provided that Purchaser’s Representatives are advised to keep such information confidential on terms at least as protective as those set forth herein and Purchaser shall be liable for any breaches by such Purchaser’s Representatives.

Neither Seller nor Purchaser will release or cause or permit to be released any press notices, or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement without first obtaining the written consent of the other party and, if required, the Tenant.  The foregoing shall not preclude either party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, investors, or any prospective lender, partner or investor, as the case may be, or prevent either party hereto from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements.  Purchaser and Seller may disclose this transaction or any aspect or information related to this transaction or disclosure or other notice as its attorneys deem is reasonably necessary to comply with applicable law.  In addition to any other remedies available to a party, each party shall have the right to seek equitable relief.  This Section 36 shall survive any termination of this Agreement and shall survive the Closing (except that information relating to the Property shall not remain subject to these restrictions from and after the Closing).

37.          Escrow Agent Duties and Disputes.

(a)       Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Purchaser, whether or not Escrow Agent has knowledge thereof.  Escrow Agent’s only duties and responsibilities shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, collect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent’s gross negligence or willful misconduct.  Escrow Agent may, at the expense of Seller and Purchaser, consult with counsel and accountants in connection with its duties under this Agreement.  Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel and accountants.  Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, involve it in any liability unless Escrow Agent shall have been furnished with reasonable indemnity satisfactory in amount, form and substance to Escrow Agent.

(b)       Escrow Agent is acting as a stakeholder only with respect to the Deposit.  If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any delivery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposition of the Deposit, or, in the absence of authorization, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding.  Escrow Agent shall have no responsibility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic.  If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of Nevada pending a determination.  Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limitation, attorneys’ fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit.  Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liability hereunder.  In no event shall Escrow Agent be under any duty to institute, defend or participate in any proceeding that may arise between Seller and Purchaser in connection with the Deposit.

38.          Post-Closing Access to Records.  Upon receipt by Seller of Purchaser’s reasonable written request at any time and from time to time within a period from the Closing until the later of (i) 1 year after Closing, or (ii) for the period any Tenant has the right under its lease for the Property to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours upon no less than fourteen (14) days’ notice, make all of Seller’s records relating to the Property available to Purchaser for inspection and copying (at Purchaser’s sole cost and expense).

39.          Information and Audit Cooperation.  To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least 3 Business Days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date.  Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

40.          Joint and Several.  The obligations of each entity comprising Seller hereunder shall be joint and several.

41.          Holdback Escrow.  Purchaser acknowledges that Seller’s general contractor will be completing certain work under the Patagonia, Inc. leases for Building 1, Building 3 and Building 4 and certain work to the common areas of the Property following the Closing.  Upon the Closing, the sum of one hundred twenty-five percent (125%) of the outstanding costs to complete the remaining outstanding tenant improvements described in Exhibit J shall be retained from Seller’s proceeds and held in escrow by the Title Company, which shall represent the balance due Seller’s general contractor and which shall be released by Title Company pursuant to the terms of the Escrow Agreement attached hereto as Exhibit K. Notwithstanding the foregoing, Seller reserves the right to invoice Patagonia, Inc., after Closing for any additional tenant improvement work requested by Patagonia, Inc. as evidenced by any appropriate executed change orders and outlined in Exhibit K.

[Signatures Follow]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed and delivered as of the Effective Date.

PURCHASER:

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP,
a Delaware limited partnership,
its sole member

By:	Black Creek Industrial REIT IV Inc.,
a Maryland corporation,
its general partner

	By:	/s/ Andrea Karp
	Name:	Andrea Karp
	Title:	Managing Director

SELLER:

DP Clark Garson Road 1, LLC,
a Nevada limited liability company

By:	DP Clark Garson Road LLC,
a Nevada limited liability company,
its Sole Member

	By:	DP Carson MGR LLC,
a Delaware limited liability company,
its Managing Member

		By:	Dermody Properties LLC,
a Delaware limited liability company,
its Manager

			By:	/s/ C. Douglas Lanning
C. Douglas Lanning
Secretary and CFO

DP Clark Garson Road 2, LLC,
a Nevada limited liability company

By:	DP Clark Garson Road LLC,
a Nevada limited liability company,
its Sole Member

	By:	DP Carson MGR LLC,
a Delaware limited liability company,
its Managing Member

		By:	Dermody Properties LLC,
a Delaware limited liability company,
its Manager

			By:	/s/ C. Douglas Lanning
C. Douglas Lanning
Secretary and CFO